NEWS RELEASE

BIOLASE ADDS TWO NEW INDEPENDENT DIRECTORS TO ITS BOARD

Medical Device and Robotics Visionary Frederic Moll, M.D., and
Healthcare Banker & Chief Financial Officer Erin Enright to Join Board of Directors

IRVINE, CA (June 10, 2013) — BIOLASE, Inc. (NASDAQ:BIOL), the world’s leading manufacturer and distributor of dental lasers, announced today that, its board of directors (the “Board”) has increased its size from four to six members and, effective June 7, 2013, appointed Frederic H. Moll, M.D. and Erin S. Enright to the Board. Dr. Moll and Ms. Enright were each determined to be independent under the Nasdaq Listing Standards by the Company’s Board and met the requirements for committee assignments as set forth in the respective committee charters.

Frederic Moll, M.D., is Chairman and Chief Executive Officer of Auris Surgical Robotics, Inc., the fourth surgical robotics company he has founded. In 1995, Dr. Moll co-founded Intuitive Surgical, Inc. (NASDAQ:ISRG), the world leader in surgical robotics. He served as Intuitive’s CEO through 1996 and a Director through 2004. Many credit Dr. Moll with creating the surgical robotics industry. Dr. Moll has been appointed to serve as a member of the Compensation Committee of the Board.

“I’m excited to be joining the BIOLASE® Board because the tissue-cutting capabilities of the WaterLase® could make it a game-changer in medical and surgical specialties far afield from the dental industry in which it is currently known and valued,” said Fred Moll.

Prior to Intuitive Surgical, Inc., Dr. Moll founded Endotherapeutics, which was acquired by U.S. Surgical in 1992. He co-founded Origin Medsystems, Inc., which was also acquired in 1992 by Eli Lilly and later became an operating company in Guidant Corporation. Dr. Moll served as medical director of Guidant’s surgical device division from 1992 to 1995. Before co-founding Origin Medsystems, Dr. Moll invented the safety trocar, which many experts believe created modern general laparoscopic surgery. He also co-founded the intravascular robotics company, Hansen Medical, Inc. and is a Director of the leading hard-tissue orthopedics robotics company, MAKO Surgical Corporation.

Erin Enright is a medical device executive, banker and attorney now serving as the President of Lee Medical in Plainsboro, New Jersey, a manufacturer of Lee-Lok® bone marrow needles. She is also the managing director of Prettybrook Partners, which she operates with her partner, Stuart Essig, former CEO of Integra Lifesciences (NASDAQ:IART), a former board member of Zimmer Holdings, Inc. (NYSE:ZMH), and a current board member of St. Jude Medical, Inc. (NYSE:STJ). Ms. Enright is also a Founding Member and Director of TigerLabs, a Princeton-based fund and technology accelerator. Ms. Enright has been appointed to serve as a member of the Audit Committee of the Board.

“I believe there is a significant need for the hard tissue cutting capabilities of the WaterLase in orthopedics, an application in which the Company recently received an important FDA clearance,” said Ms. Enright. She also noted that ...“with the variety of bone and cartilage cutting, shaving and drilling procedures currently performed with a rotating drill bit, I believe that there is a significant opportunity for BIOLASE’s WaterLase technology to become used regularly in the orthopedic operating room.”

“We are extremely pleased with the addition of Fred and Erin to our Board of Directors,” said Federico Pignatelli, Chairman and Chief Executive Officer. “Their experience and vision will be an invaluable asset to the Board as it strategically guides the Company forward into the next level of execution in our core laser dental leadership and to also project our unique laser technologies into new medical markets and opportunities. This is an exciting time for the employees and stakeholders of BIOLASE.”

About BIOLASE, Inc.
BIOLASE, Inc. is a biomedical company that develops, manufactures, and markets innovative lasers in dentistry and medicine and also markets and distributes high-end 2D and 3D digital imaging equipment and CAD/CAM intraoral scanners; products that are focused on technologies that advance the practice of dentistry and medicine. The Company’s proprietary laser products incorporate over 350 patented and patent-pending technologies designed to provide biologically clinically superior performance with less pain and faster recovery times. Its imaginative products provide cutting-edge technology at competitive prices to deliver the best results for dentists and patients. BIOLASE’s principal products are revolutionary dental laser systems that perform a broad range of dental procedures, including cosmetic and complex surgical applications, and a full line of dental imaging equipment. BIOLASE has sold more than 22,500 lasers. Other laser products under development address ophthalmology and other medical and consumer markets.

For updates and information on WaterLase and laser dentistry, find BIOLASE online at www.biolase.com, Facebook at www.facebook.com/biolaseinc, Twitter at www.twitter.com/biolaseinc, Pinterest at www.pinterest.com/biolase, LinkedIn at www.linkedin.com/company/biolase, Instagram at www.instagram.com/biolaseinc and YouTube at www.youtube.com/biolasevideos.

BIOLASE® and WaterLase® are registered trademarks of BIOLASE, Inc.

For further information, please contact:
Michael Porter
Porter, LeVay & Rose, Inc.
212-564-4700